(Letterhead of Branden T. Burningham, Esq.)



September 22, 2003


Two Moons Kachinas Corp.
9005 Cobble Canyon Lane
Sandy, Utah 84093

Re: Opinion concerning the legality of the securities to be issued pursuant to a Registration Statement on Form S-8 to be filed by Two Moons Kachinas Corp., a
          Nevada corporation

Board of Directors:

          As counsel for Two Moons Kachinas Corp., a Nevada corporation
(the "Company"), and in connection with the issuance of 80,500 shares of the Company's $0.001 par value common stock (the "Securities") to two individual consultants (the "Consultants") pursuant to two written Compensation Agreements, copies of which are incorporated herein by reference (the "Plans"), I have been asked to render an opinion as to the legality of these Securities, which are to be covered by a Registration Statement to be filed by the Company on Form S-8 of the Securities and Exchange Commission (the "Commission"), and as to which this opinion is to be filed as an exhibit.

          As you are aware, no services to be performed and billed to you which are in any way related to a "capital raising" transaction may be paid by the issuance of Securities pursuant to the Plan; none can be for services that promote or maintain a market for the Securities; and none can be for services related to a "reverse" reorganization or merger.

               You are also aware that I presently own no shares of the Company's common stock, and that I have also represented Mr. Burningham and Mr. Johnson who are the recipients of these Securities; and that I will be receiving 10,000 shares of the Securities being registered.

          In connection with rendering this opinion, which is set forth below, I have reviewed and examined originals or copies of the following documents, to-wit:

          1.   Articles of Incorporation and all amendments thereto;

          2. 10-KSB Annual Report for the year ended December 31, 2002, filed with the Commission on or about March 26, 2003;

          3. 10-QSB Quarterly Reports for the past twelve months or for such shorter period for which the Company was required to file such reports;

          4.   Copies of the Plans;

          5. The Unanimous Consent of the Board of Directors adopting the Plans, designating the name of the Plans and the name, address and telephone number of the Plans' Agent; and

          6. Correspondence with the Consultants regarding the types of services rendered and discussions with them relating to Securities Act Release No. 33-7646, dated February 26, 1999; and his response.

          I have also examined various other documents, books, records, instruments and certificates of public officials, directors, executive officers and agents of the Company, and have made such investigations as I have deemed reasonable, necessary or prudent under the circumstances. Also, in rendering this opinion, I have reviewed various statutes and judicial precedence as I have deemed relevant or necessary.

          Further, as counsel for the Company, I have discussed the items relied upon in rendering this opinion and the documents I have examined with the sole director and executive officer of the Company, and in all instances, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity with the original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. I have further assumed that the recipients of these Securities under the Plans will have paid the consideration required under the terms of the Plans prior to the issuance of the Securities, and that none of the services performed by the recipients shall be related to "capital raising" transactions or will be services that promote or maintain a market in the Company's Securities or services related to a "reverse" reorganization or merger.

          I have also provided the individual participants in the Plans with a copy of the respective Plan of each and have provided them with the web site of the Commission for viewing the reports referred to in paragraphs 2 and 3 above.

          Based upon the foregoing and in reliance thereon, it is my opinion that, subject to the limitations set forth herein and in the Plans, the Securities to be issued pursuant to the Plans will, upon their issuance and delivery to the recipients thereof, after receipt of full payment therefor, be deemed duly and validly authorized, legally issued and fully paid and non-assessable under the Nevada Revised Statutes.

          This opinion is expressly limited in scope to the Securities described herein and which are to be expressly covered by the above referenced Registration Statement and does not cover any subsequent issuances of any securities to be made in the future pursuant to any other plans, if any, pertaining to services performed in the future. Any such transactions are required to be included in a new Registration Statement or a post-effective amendment to the above referenced Registration Statement, which will be required to include a revised or a new opinion concerning the legality of the additional securities to be issued.

          Further, this opinion is limited to the corporate laws of the State of Nevada and the securities laws, rules and regulations of the United States of America, and I express no opinion with respect to the laws of any other jurisdiction.

          I consent to the filing of this opinion with the Commission as an exhibit to the above referenced Registration Statement; however, this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without my prior written consent.

          This opinion is based upon my knowledge of the law and facts as of the date hereof, and I assume no duty to communicate with you with respect to any matter which may hereafter come to my attention.





                              Yours very sincerely,

                              /s/ Branden T. Burningham

                              Branden T. Burningham

BTB/bcb
cc:      Two Moons kachinas Corp.